Exhibit 99.1
FOR IMMEDIATE RELEASE
MRV COMMUNICATIONS REPORTS THIRD QUARTER OF 2005 FINANCIAL RESULTS
Third Quarter Revenues Increase 5% Year-Over-Year
CHATSWORTH, CA — October 27, 2005 — MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), a leading provider of network equipment and services and fiber optic components for metropolitan access and Fiber-to-the-Premise networks, today reported its results for its third quarter ended September 30, 2005.
Revenues for the third quarter of 2005 were $65.9 million, which represents a sequential increase of 2% from last quarter and a year-over-year increase of 5%. Revenues for the nine months of 2005 were $192.5 million compared to revenues of $189.8 million for the same period last year. Net loss for the third quarter of 2005 was $3.1 million, or $0.03 per share, a reduction of 24% when compared to a net loss of $4.1 million, or $0.04 per share, for the second quarter of 2005. Net loss for the third quarter of 2004 was $3.8 million, or $0.04 per share. Net loss for the nine months of 2005 was $13.7 million, or $0.13 per share, compared to a net loss of $11.6 million, or $0.11 per share, for the nine months of 2004.
“Revenues for our networking business increased 7% year-over-year. This business has been profitable from operations for the first nine months of this year and throughout last year. As a stand-alone business, it reported net income this quarter” commented Noam Lotan, President and CEO of MRV. “We are now taking steps to drive our networking business profitability to new highs. One of these steps is recruiting. During the quarter, MRV made several appointments, including the appointment of Frank Krause as Corporate Vice President and General Manager, MRV Germany. Mr. Krause is an accomplished industry veteran with a successful track record. Building upon the success in Germany, Mr. Krause will expand sales and technical resources in this region. Additional appointments include the internal promotion of two senior Vice Presidents who handle sales of MRV products in the EMEA and APAC regions, as well as nominating a new general manager for our Chatsworth (California) Product Division. We have revamped our US federal team and continued to increase our sales organization worldwide. In addition, several new sales resources are currently in the process of joining MRV.”
Mr. Lotan continued, “Our market share of ONT Triplexers for the Verizon FIOS deployment remained at nearly 100%. No other vendor has shipped any meaningful quantities of Triplexer transceivers. Units shipped, during the third quarter, exceeded any previous quarter and we expect healthy growth going forward. To realize the incredible value that MRV brings to the telecom industry, it is important to understand the dynamics driving Fiber-to-the-Premises and Fiber-to-the-Node at tier one carriers, such as BellSouth, SBC and Verizon. Their offering, in residential neighborhoods, is aimed at providing both high speed Internet service and television service. We anticipate that European carriers will follow suit. By working closely with the key equipment vendors in this space — Alcatel, Motorola and Tellabs — we were able to secure our leadership position in this market.”

Fourth Quarter Outlook
MRV estimates that revenues for the fourth quarter of 2005 will be in the range of $73 million to $77 million. Net loss per share is forecasted to be in the range of $0.01 to $0.03 per share.
Other Information
MRV will host a conference call to discuss its third quarter of 2005 financial results on Thursday, October 27, 2005 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call dial-in number is (617) 801-9702, access code 48530284. A financial presentation designed to guide participants through the call will also be available. MRV will offer its live audio broadcast of the conference call, along with the financial presentation, on the MRV Investor website at http://ir.mrv.com. For replay information, please visit the MRV Investor website at http://ir.mrv.com.
About MRV Communications, Inc.
MRV Communications, Inc. (“MRV”) is a leading provider of network equipment and services, and optical components. MRV’s networking business provides equipment used by commercial customers, governments and telecommunications service providers, and include switches, routers, physical layer products and console management products as well as specialized networking products for aerospace, defense and other applications including voice and cellular communication. MRV’s optical components business provides optical communications components, primarily through its wholly owned subsidiary LuminentOIC, Inc, which include fiber optic transceivers for metropolitan, access and Fiber-to-the-Premises applications. MRV markets and sells its products worldwide, through a variety of channels, which include a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV also has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as internally developed and manufactured products. Publicly traded since 1992, MRV is listed on the NASDAQ National Market under the symbol MRVC. For more information about MRV and its products, please call (818) 773-0900 or visit our websites at www.mrv.com and www.luminentoic.com.

Forward-Looking Statements
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. For example, our statements regarding our expected revenues and net loss for the fourth quarter of 2005 that ends on December 31, 2005 are forward-looking statements. Actual results could differ materially because of the following factors, among others, which may cause revenues and income (loss) to fall short of anticipated levels: vigorous competition relating to our entry into new markets or from our existing markets, market acceptance of new products, continued acceptance of existing products and continued success in selling the products of other companies, product price discounts, the timing and amount of significant orders from customers, delays in product development and related product release schedules; obsolete inventory or product returns; warranty and other claims on products; technological shifts; the availability of competitive products at prices below MRV’s prices; the continued ability to protect MRV’s intellectual property rights; changes in product mix; maturing product life cycles; product sale terms and conditions; currency fluctuations; implementation of operating cost structures that align with revenue growth; the financial condition of MRV’s customers and vendors; adverse results in litigation; the impact of legislative actions, higher insurance costs and potential new accounting pronouncements; the effects of terrorist activity and armed conflict such as disruptions in general economic activity and changes in MRV’s operations and security arrangements; the effects of travel restrictions and quarantines associated with major health problems, such as the Severe Acute Respiratory Syndrome, on general economic activity; and continued softness in corporate information technology spending or other changes in general economic conditions that affect demand for MRV’s products.
For further information regarding risks and uncertainties associated with MRV’s business, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting MRV’s investor relations department or at MRV’s investor relations website at http://ir.mrv.com.
All information in this release is as of October 27, 2005. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.
Investor Relations
MRV Communications, Inc.
Investor Relations
(818) 886-MRVC (6782)
ir@mrv.com

MRV Communications, Inc.
Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2005	2004	2005	2004

		(Unaudited)
Revenue	$65,875	$62,941	$192,529	$189,786
Cost of goods sold	46,157	42,807	129,414	125,665

Gross profit	19,718	20,134	63,115	64,121
Gross margin	30%	32%	33%	34%

Operating costs and expenses:
Product development and engineering	6,133	6,373	18,951	18,516
Selling, general and administrative	15,762	16,855	52,342	53,681

Total operating costs and expenses	21,895	23,228	71,293	72,197

Operating loss	(2,177)	(3,094)	(8,178)	(8,076)

Interest expense	(767)	(720)	(3,268)	(2,020)
Other income, net	1,117	801	1,833	886

Loss before taxes	(1,827)	(3,013)	(9,613)	(9,210)
Provision for taxes	1,317	739	4,111	2,388

Net loss	$(3,144)	$(3,752)	$(13,724)	$(11,598)

Earnings (loss) per share:
Basic and diluted	$(0.03)	$(0.04)	$(0.13)	$(0.11)
Weighted average number of shares:
Basic and diluted	104,437	104,114	104,312	105,068

MRV Communications, Inc.
Balance Sheets
(In thousands)

	Sept. 30,	December 31,
	2005	2004

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$70,086	$77,226
Short-term marketable securities	—	3,395
Time deposits	1,215	1,559
Accounts receivable, net	73,655	80,755
Inventories	48,805	42,264
Deferred income taxes	162	2,395
Other current assets	9,232	8,939

Total current assets	203,155	216,533

Property and equipment, net	14,740	19,089

Goodwill	29,965	29,965

Long-term marketable securities	—	1,839

Deferred income taxes	629	—

Investments	3,063	3,063

Other assets	1,434	1,589

	$252,986	$272,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term obligations	$25,136	$25,286
Accounts payable	43,411	43,209
Accrued liabilities	25,746	26,915
Deferred revenue	5,330	4,556
Other current liabilities	1,967	2,572

Total current liabilities	101,590	102,538

Convertible notes	23,000	23,000

Other long-term liabilities	6,711	5,663

Minority interest	5,108	5,318

Commitments and contingencies

Stockholders’ equity	116,577	135,559

	$252,986	$272,078